Exhibit 5.1

OPINION OF WOODBURN AND WEDGE

May 26, 2011

Power Solutions International, Inc.

655 Wheat Lane

Wood Dale, IL 60191

Re:	Registration Statement on Form S-1 of Power Solutions International, Inc.

Ladies and Gentlemen:

This firm has acted as Nevada counsel to Power Solutions International, Inc., a Nevada corporation (the “Company”) in connection with the preparation and filing of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

The Registration Statement relates to the potential resale from time to time by selling security holders of some or all of any shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (1) issuable from time to time upon (a) conversion of shares of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”) (the shares of Common Stock issuable upon conversion of such shares of Preferred Stock are defined herein as the “Shares”), and (b) exercise of warrants representing the right to purchase initially an aggregate of 24,000,007 shares of the Common Stock (the “Warrants”), such shares to be defined as the “Warrant Shares”, in each case originally issued by the Company pursuant to the Purchase Agreement, dated as of April 29, 2011, by and among the Company and the investors party thereto (the “Purchase Agreement”), and (2) issuable from time to time upon exercise of a warrant issued to Roth Capital Partners, LLC (“the Roth Warrant”), in its capacity as placement agent in connection with the offer and sale of the Preferred Stock and the Warrants representing the right to purchase initially an aggregate of 3,360,000 shares of the Common Stock (the “Roth Warrant Shares”).

Each share of Preferred Stock is initially convertible into shares of the Common Stock at any time at the election of the holder thereof, subject to the limitations on conversion set forth in the Certificate of Designation of the Preferred Stock filed with the Nevada Secretary of State on April 29, 2011 (the “Certificate of Designation”), at an initial conversion price of $0.375 per share, subject to adjustment as set forth in the Certificate of Designation. Giving effect to the Reverse Split (as defined in the Purchase Agreement) as if it occurred on or prior to the date hereof, the conversion price at which each share of Preferred Stock will convert into shares of the Common Stock would be $12.00 per share.

Power Solutions International, Inc.

May 26, 2011

The Warrants have an initial exercise price of $0.40625 per share, subject to adjustment, and the Roth Warrant has an initial exercise price of $0.4125 per share, subject to adjustment. None of the Warrants or the Roth Warrant are exercisable prior to the effectiveness of the Reverse Split. Giving effect to the Reverse Split, as if it occurred on or before the date hereof, the Warrants would represent the right to purchase an aggregate of 750,002 shares of the Common Stock, at an exercise price of $13.00 per share, and the Roth Warrant would represent the right to purchase an aggregate of 105,000 shares of the Common Stock, at an exercise price of $13.20 per share. Each of the Warrants and the Roth Warrant will expire on April 29, 2016.

Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Purchase Agreement.

In rendering the opinions set forth in this letter, we have examined copies of only the following documents:

1. Articles of Incorporation of the Company filed with the Nevada Secretary of State on March 31, 2001;

2. Bylaws of the Company as adopted by the Company’s board of directors on March 22, 2001;

3. The Certificate of Designation;

4. Articles of Merger filed with the Nevada Secretary of State on April 29, 2011, merging a Nevada subsidiary corporation with and into the Company, with the Company surviving and changing the name of the Company to Power Solutions International, Inc.;

5. Good Standing Certificate for the Company issued by the Nevada Secretary of State’s office dated May 24, 2011;

6. The Purchase Agreement;

7. The form of the Warrant;

8. The form of the Roth Warrant;

9. The Registration Statement as filed by the Company with the SEC on May 26, 2011;

10. Written Consent of the Sole Director of Format, Inc., dated April 29, 2011, approving the Reverse Split, the Migratory Merger and calling a stockholders’ meeting of the Company;

Power Solutions International, Inc.

May 26, 2011

11. Written Consent of the Sole Director of Format, Inc., dated April 29, 2011, authorizing the Merger, the Merger Agreement, the Name Change Merger, the Private Placement, the Purchase Agreement, the Stock Repurchase Agreement and the Stock Repurchase, and the documents executed in connection with the above-described transactions; and

12. Officer’s Certificate of Thomas J. Somodi, the Chief Operating Officer and Chief Financial Officer of the Company, dated May 26, 2011, certifying as to the number of issued and outstanding stock of the Company as of the date hereof, the authenticity of certain of the documents described above and matters related thereto.

Items 6 through 8 above are collectively referred to in this letter as the “Transaction Documents.” The Written Consents described at items 10 and 11 above are hereinafter collectively referred to as “Written Consents.”

In rendering the opinions set forth below we have assumed that: (a) each of the parties to the Transaction Documents have duly and validly executed and delivered each such document to which each such party is a signatory; (b) each person executing any of the Transaction Documents, except the Company, is duly authorized to do so; (c) each natural person executing any of the Transaction Documents are legally competent to do so; (d) all signatures on the Transaction Documents and the Written Consents are genuine; (e) all documents submitted to us as originals are authentic; (f) all documents submitted to us as copies conform to the original documents; (g) all public records reviewed are accurate and complete; and (h) no Reset Securities (as defined in the Purchase Agreement) have been issued or are issuable.

We assume that the Reverse Split occurs by means of an amendment to the Company’s Articles of Incorporation while the Company is a Nevada corporation and, thus, Nevada law applies to the Company for the purposes of the opinions rendered in this letter.

With respect to the capitalization of the Company, we note that under Section 4(j) of the Certificate of Designation, at all times before the Reverse Split (as defined in the Certificate of Designation), the Company must reserve from its unissued shares of Common Stock solely for conversion of the Preferred Stock the Reserved Shares (as defined in the Certificate of Designation). We further note that under Section 4(f) of the Certificate of Designation, before the Reverse Split, the Company is not obligated to issue Common Stock on conversion of the Preferred Stock in excess of the Reserved Shares.

For this letter, we have not reviewed any document evidencing or associated with the transactions described in the Transaction Documents that is referred to or incorporated by reference into any document reviewed by us except the documents described above. We have assumed that there are no provisions in any document that we have not reviewed that is inconsistent with the opinions stated in this letter and nothing has come to our attention that causes us to believe that such assumption is unreasonable.

Power Solutions International, Inc.

May 26, 2011

Based on the foregoing, and subject to the assumptions and qualifications set forth in this letter, it is our opinion that, under Nevada law:

(a) the number of Shares up to the limitations on conversion of the Preferred Stock set forth in the Certificate of Designation have been duly authorized and, subject to effecting the Reverse Split, the number of shares in excess of the limitations on conversion of the Preferred Stock set forth in the Certificate of Designation, the Warrant Shares and the Roth Warrant Shares have been duly authorized; and

(b) the Shares, when issued and delivered upon the conversion of the Preferred Stock in accordance with the Certificate of Designation and the Purchase Agreement, the Warrant Shares when issued and delivered upon the exercise of the Warrants in accordance with the terms of the Warrants, and the Roth Warrant Shares, when issued and delivered upon the conversion of the Roth Warrant in accordance with the terms of the Roth Warrant, will each be validly issued, fully paid and nonassessable.

We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue sky laws of any state, including the State of Nevada. We are not opining on, and disclaim any responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect. This letter is rendered as of the date hereof and we undertake no, and disclaim any, responsibility or obligation to advise you or any other person of any changes or any new developments that might affect any matter or opinions set forth in this letter.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations thereunder.

Very truly yours,

WOODBURN AND WEDGE

By:	/s/ John P. Fowler
John P. Fowler